Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2022 relating to the financial statements of SoFi Technologies, Inc., appearing in the Annual Report on Form 10-K of SoFi Technologies, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP
San Francisco, California
September 12, 2022